Exhibit 10.43

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (collectively with exhibits and appendices hereto, the “Agreement”) is entered into on May _, 2014 (the “Execution Date”), by and between the Technion Research and Development Foundation Ltd. having a place of business at Senate house, Technion City, Haifa Israel, (“Licensor”), acting on behalf of itself and the Technion-Israel Institute of Technology, and Applied Immune Technology Ltd, a company organized under the laws of the State of Israel and having a place of business at Gutwirth Industrial Park, Technion City, Haifa 32000 Israel (“Company”).

WHEREAS, Licensor is the wholly-owned subsidiary of Technion - Israel Institute of Technology (the “Technion”) and serves as its technology licensing arm; and

WHEREAS, the parties hereto signed a License Agreement dated as of March 7, 2010 (collectively with the Letter of License attached as Exhibit B thereto, the “Prior Agreement”) and desire to amend and restate the Prior Agreement as set forth herein; and

WHEREAS, Licensor has rights in certain Inventions (defined below), including but not limited to those disclosed in the patent(s)/patent application(s) listed in Exhibit A attached hereto.

WHEREAS, Licensor consents to the part-time employment of [***] by the Company in which capacity [***] may engage in research, development and other activities relating to TCRL (defined below) or other matters.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Effectiveness; Termination of Prior Agreement. This Agreement replaces the Prior Agreement in its entirety, effective as of March 1, 2005. The Prior Agreement is hereby terminated and shall be of no further force or effect.

2.    Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 2, whether used in the singular or the plural, shall have the meanings specified below.

“Additional Ingredient” means any compound or substance which (i) is contained in a Combination Product and (ii) when administered to a patient has a therapeutic or prophylactic clinical effect independent of a Licensed Product, either directly or by acting synergistically with or otherwise enhancing the effect of other compounds or substances contained in such product.

“Affiliate” means, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

“Antibody” or “Antibodies” shall mean a molecule or a gene encoding such a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

“Combination Product” means a product, substance or device which comprises a Licensed Product and at least one Additional Ingredient.

“Company Inventions” means inventions, developments or improvements owned by Company pursuant to Section 4.2 hereof.

“Commercially Reasonable Efforts”, with respect to any entity, means those efforts and resources that are commercially reasonable for a company of the same size as such entity with respect to activities in the field of similar therapeutic biologics development.

“Consulting Agreement” means the Consulting Agreement between [***] and Company of even date herewith, as such agreement may be extended or renewed.

“First Commercial Sale” means the first sale of a Licensed Product by Company, a Subsidiary of Company or a Sublicensee to an unaffiliated third party, after Regulatory Approval has been achieved in the country in which such Licensed Product is sold. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

“FDA” means the United States Food and Drug Administration.

“IND” means an Investigational New Drug application, as described in 21 C.F.R. Section 312.23, filed for purposes of obtaining FDA approval to conduct Phase I Clinical Trials in accordance with the requirements of the United States Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, including all supplements and amendments thereto applicable to the use of the Licensed Product, or approval of the EMA with respect to comparable activities.

“Inventions” means all, whether or not patentable, inventions, improvements, discoveries, developments, data, information or results, including laboratory notebooks created by or under the supervision of the Researcher or in his laboratory at the Technion (including, without limitation, by other research staff or students under Researchers supervision or in his laboratory) relating to TCRL, which existed as of March 1, 2005, excluding matter generally known or in the public domain.

“Joint Researcher Improvement” has the meaning set forth in Section 4.1(b).

“Joint Researcher Improvement Patent Rights” means any patent or patent application claiming a Joint Researcher Improvement.

“Licensed Know-how” means all inventions (whether or not patentable), improvements, discoveries, developments, data, information, results or know-how (including without limitation methods, instructions, techniques, practices, procedures, processes, formulas and other information) owned or controlled by Licensor, which relate to Inventions or Researcher Improvements. Licensed Know-how does not include Company Inventions (subject to the final three sentences of Section 4.2 below) Licensor’s interest in Joint Researcher Improvements or matter commonly known or in the public domain.

“Licensed Patent Rights” shall mean, in each case to the extent owned or controlled by Licensor: (a) the patents and patent applications listed in Exhibit A attached hereto, patents or patent applications relating to Inventions or Researcher Improvements; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (f). The Licensed Patent Rights existing as of the Execution Date are set forth in Exhibit A, which shall automatically be deemed updated from time to time to include new Licensed Patent Rights unless Company has opted out of receiving a license to such Licensed Patent Rights under the process set forth in Section 4.l(a). Licensed Patent Rights does not include Joint Researcher Improvement Patent Rights.

“Licensed Product” means a TCRL based therapeutic, diagnostic or theranostic product that (i) comprises or incorporates Licensed Technology or Joint Researcher Improvements or (ii) which has been developed using Licensed Technology or Joint Researcher Improvements, or (iii) the making, using or selling of which falls within the scope of the Licensed Technology or Joint Researcher Improvements.

“Licensed Technology” means collectively the Licensed Patent Rights and/or the Licensed Know-how.

“M&A Transaction” means a transaction or series of transactions involving (i) a sale or transfer of all or substantially all of the assets of the Company or an Affiliate relevant to this Agreement (ii) a sale or transfer of all or substantially all of share capital, (iii) a merger or consolidation, (iv) dissolution or liquidation, or (v) the consummation of any transaction or series of related transactions having similar effect as any of the foregoing.

“Net Sales” means the gross amount actually received by Company and/or its Subsidiaries (the “Invoicing Entity”) on sales of Licensed Products following First Commercial Sale, less the following: (a) credits, refunds, rebates or trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection, return or recall; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a Licensed Product which is paid by or on behalf of the Invoicing Entity; and.(d) invoiced outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred by the Invoicing Entity, provided that:

(i)    In any transfers of Licensed Products between the Invoicing Entity and a Subsidiary of the Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

(ii)    In the event that the Invoicing Entity, or the Subsidiary of the Invoicing Entity, receives consideration in the form of goods for any Licensed Products or in the case of transactions for cash not at arm’s length with a Subsidiary of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business;

(iii)    Sales of Licensed Products by an Invoicing Party to a Subsidiary of such Invoicing Entity, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Subsidiary on resale to an independent third party purchaser (subject to the deductions as set forth herein); and

(iv)    in the event the Invoicing Entity or a Subsidiary of the Invoicing Entity receives Net Sales in the form of equity, either such portion of such equity due to Licensor as royalties shall be issued to Licensor to the extent permitted under applicable law (and where such shares are not publicly traded - where approved by the issuer), or alternatively Company shall hold such shares in trust on Licensor’s behalf in accordance with a trust agreement to be entered into in good faith by the Company and Licensor which shall ensure the full ownership and rights of Licensor as a beneficial owner of such shares.

For clarity, amounts received as funding for the performance of research or development services, and license rights, cash or equity received under cross-licenses shall not be considered Net Sales.

“Patent Rights” means any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

“Regulatory Agency” means the FDA or equivalent agency or government body of another country.

“Regulatory Approval” means (i) approval by the FDA permitting commercial sale of a Licensed Product or (ii) any comparable approval permitting commercial sale of a Licensed Product granted by the applicable Regulatory Agency in any other country or jurisdiction, including, where applicable with respect to (i) and (ii) above, the receipt of pricing reimbursement approval.

“Researcher” means [***], or in the event that [***] is no longer leading his laboratory at the Technion such other personnel of the Technion conducting research with respect to the Licensed Technology.

“[***] Collaboration Period” means the period set forth in Section 3(a), as such period may be extended by the parties’ mutual written agreement.

“Researcher Improvements” means, whether or not patentable, all novel inventions, improvements, discoveries, developments, data, information or results, including laboratory notebooks, created by or under the supervision of the Researcher at the Technion or in his laboratory at the Technion (including, without limitation, by other research staff or students in his laboratory or supervised by Researcher) that did or will arise or were or will be created, conceived or reduced to practice (i) subsequent to March I, 2005 that relate to TCRL or Licensed Technology (to the extent relating to Licensed Technology or TCRL), (including without limitation Antibodies, other binding scaffolds, animal models, cells, peptides, assays, protocols, anti-CD3, bi-specific, toxin combined with TCRL, effector functions or similar inventions), provided that with respect to matter created subsequent to the Execution Date, only matter created, conceived, or reduced to practice prior to the Royalty Cessation Date shall be considered Researcher Improvements, or (ii) in the course of providing services to the Company pursuant to research arrangements between Company and Technion. For clarity, ‘Researcher Improvements’ does not include Company Inventions (subject to the final three sentences of Section 4.2 below), Licensor’s interest in Joint Researcher Improvements, or matter that is commonly known or in the public domain.

“Royalty Cessation Date” means the earlier to occur of (i) February 13, 2023 or (ii) the five (5) year anniversary of an M&A Transaction having an aggregate value of more than [***] (for clarity, contingent payments or other consideration due post-closing in connection with an M&A Transaction are included in the calculation of the value of the transaction effective as of the closing of the transaction).

“Royalty Term” shall have the meaning set forth in Section 7.l(b).

“Sublicense” means (a) a sublicense of rights in Licensed Technology under the License to a third party, other than distributors or third parties performing research, development or other services on behalf of Company or its Affiliates; or (b) any option or other right granted by the Company or its Subsidiaries to any third party to negotiate for or receive any of the rights described under clause (a).

“Sublicense Receipts” means any payments or other consideration that Company or a Subsidiary actually received in connection with a Sublicense, or the grant of an option to obtain a Sublicense in cash or as equity, including without limitation royalties, license fees, milestone payments, license maintenance fees, lumps sums, and equity; provided that in the event that Company or a Subsidiary of Company receives goods in connection with a Sublicense, Sublicense Receipts shall be calculated based on the fair market value of such consideration, and provided further that where the Company sublicenses Licensed Technology together with other technology, the Sublicense Receipts will include only the value attributed to the Licensed Technology as a percentage of the value of the totality of intellectual property rights licensed to such Sublicensee For clarity, ‘Sublicense Receipts’ excludes amounts received from Sublicensees as funding for the performance of research or development services, consideration from an M&A Transaction, or license rights, cash or equity received under cross-licenses and grants. For clarity, if Sublicense Receipts are received in the form of equity, such portion of such equity due to Licensor as Sublicense payments shall be issued to Licensor to the extent permitted under applicable law (and where such shares are not publicly traded - where approved by the issuer), or alternatively Company shall hold such shares in trust on Licensor’s behalf in accordance with a trust agreement to be entered into in good faith by the Company and Licensor which shall ensure the full ownership and rights of Licensor as a beneficial owner of such shares.

“Sublicensee” means a person or entity granted a Sublicense in accordance with Section 5.2, including any sublicensees of other Sublicensees.

“Subsidiary” of Company means any other entity (a) more than [***] of whose outstanding shares or other equity or voting interests or securities representing the right to vote for the election of directors or other managing authority of such other entity are owned or controlled, directly or indirectly, by such party, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than [***] of whose ownership interest representing the right to make the decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company. Such other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“TCRL” means any biological or non-biological binding moiety ([***]) that recognizes and binds to those peptide-MHC [***] complexes [***].

“TCRL Compound” means a specific compound comprising a biological or non-biological binding moiety (including without limitation any Antibody, or other binding scaffold) that recognizes and binds to those peptide-MHC [***] complexes [***].

“Valid Claim” means: an issued and unexpired claim under the Licensed Patent Rights, that claims either (i) a composition of matter; or (ii) a method of treatment or medical use (hereby defined as “Use”) in Inventions or Researcher Improvements, in each case only where such Inventions or Researcher Improvements have applicability to a broad class of TCRL Compounds that are directed to more than a single cellular target class or their Use (including, without limitation, an adjuvant, new scaffold for bi-specific or method of treatment by combination therapy), and in each case only for so long as such claim shall not have been held invalid in a final, non-appealable court judgment (or unappealed within the time allowed for appeal) or patent office decision, in the relevant jurisdiction and which claim is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and which claim has not been withdrawn, cancelled, or disclaimed and has not been abandoned or lost. For avoidance of doubt, any peptides deriving from a cellular target, such as tyrosinase, are considered a single cellular target class. As used herein, “Valid Claim” specifically excludes claims to processes of manufacture, screening or research tools, protocols, and other claims not expressly set forth under subclauses (i) or (ii) above. For clarity, claims under Patent Rights referred to in Exhibit B and Joint Researcher Improvement Patent Rights referred to in Exhibit C are not Valid Claims.

3.    Scope of Cooperation

(a)    Licensor, Technion and [***] agree that, in addition to any services which [***] provides to Company as a Licensor employee pursuant to research agreements between Licensor and Company, during the period between the Execution Date and the five (5) year anniversary of the Execution Date (the “[***] Collaboration Period”), [***] will devote at least one day per week (on an annualized basis) to consult and supervise with respect to research activities made by or on behalf of Company, and Licensor and Technion have irrevocably consented to such engagement. The terms of such engagement are set forth in the Consulting Agreement. The parties will discuss extensions to the [***] Collaboration Period in good faith. During the first eighteen (18) months of the [***] Collaboration Period, the Licensor and Technion will not approve the performance of services by [***] for third parties in the biotech or pharmaceutical industry without the consent of the Company, (provided however that [***] shall be permitted to engage in academic and non-commercial research outside the TCRL field and perform non-commercial services for academic or research institutions outside of the TCRL field during this period) and following such eighteen (18) months period and until the expiration of the [***] Collaboration Period, the Licensor and Technion will notify the Company regarding requests for approvals for performance of services by [***].

(b)    During the latter of the term of this Agreement or the period during which sublicense payments are made hereunder, with respect to research and development activities in the field of TCRL (other than Academic Research expressly permitted under Section 5.l(b)) and discovery, development and commercialization of products based on TCRL, (i) in his capacity as a Technion employee, [***] will work exclusively with Company and will not provide services to or collaborate with any other person or entity; and (ii) with respect to matters relating to technology developed by [***] or developed in [***]’s laboratory at the Technion during his tenure at his laboratory (and without prejudice to Company’s exclusive rights under this Agreement), in the event that [***] is no longer leading his laboratory at the Technion, such other personnel of the Technion conducting research with respect to the Licensed Technology will work exclusively with Company and will not provide services to or collaborate with any other person or entity. Licensor shall not commercialize Researcher Improvements other than as contemplated herein.

4.    Title.

4.1    Licensor Inventions.

(a)    Researcher Improvements. The entire right, title and interest in Researcher Improvements are owned solely and exclusively by Licensor, and such Researcher Improvements shall be automatically licensed to Company on the terms hereof applicable to Licensed Technology. Patent Rights and know-how in such Researcher Improvements are included within the definitions of Licensed Patent Rights and Licensed Know-How respectively. Company shall have the right [***] of receipt of all information and materials required to be provided by Licensor under subclause (d) below with respect to a Researcher Improvement to provide Licensor with written notice that Company does not wish to receive a license to such Researcher Improvement, and in such event such Researcher Improvement shall cease to be licensed to Company as of the date of such notice and the terms of this Agreement shall be construed to reflect such exclusion.

(b)    Compound- Specific Inventions (“Joint Researcher Improvements”). Subject to Licensor’s interest in Licensed Technology (other than pursuant to Section 4.l(a)) and Company’s rights in Company Inventions, all right, title and interest in matter that would otherwise qualify as Researcher Improvements and that are specific TCRL Compounds (including, without limitation, all TCRL compounds directed to a peptide that is deriving from the same cellular target class (for example, tyrosinase but excluding Company Inventions solely owned by Company pursuant to Exhibit B)), developed and/or conceived or reduced to practice at the Researcher’s lab in the Technion either (i) during the [***]

Collaboration Period provided that during such period Company funds research in Researcher’s laboratory at the Technion in an amount of at least [***] (or a prorated amount where services are performed for less than a full annual period), or (ii) in the course of providing services to the Company pursuant to research arrangements between Technion and Company (collectively, “Joint Researcher Improvements”), shall be owned jointly by Licensor and Company, and a [***] interest in the totality of each such invention, improvement or other matter is hereby assigned to Company without additional consideration as and when created. A list of Joint Researcher Inventions which have been created as of the Execution Date is attached as Exhibit C hereto. For clarity, as used in the prior sentence ‘directed to a peptide’ means binding to complex [***] with a cellular peptide. For clarity, Joint Researcher Improvements will be jointly owned even where Company personnel did not contribute to the creation of such Joint Researcher Improvements. Such joint ownership shall not create any obligation between the parties with respect to such Joint Researcher Improvement except to the extent specifically set forth herein. For clarity, matter that is commonly known or in the public domain is not a Joint Researcher Improvement. Company may assign its interest in Joint Researcher Improvements to third parties. Licensor and Technion and their employees and agents (including, without limitation, Researcher) will at the request and expense of the Company reasonably assist Company to transfer to Company its interest in each Joint Researcher Improvement and to obtain and enforce Patent Rights or other proprietary rights relating to any Joint Researcher Improvements in any and all countries, and to that end will execute, verify and deliver such documents and perform such other act as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Joint Researcher Improvement Patent Rights or other proprietary rights and the assignment thereof. In the event that Company is unable for any reason, after reasonable effort, to secure signatures on any document needed in connection with the actions specified in the preceding sentence, Licensor and Technion and their employees and agents (including, without limitation, Researcher) hereby irrevocably designate and appoint Company and its duly authorized officers and agents as their agent and attorney in fact, which appointment is coupled with an interest, to act for and on their behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by them. Licensor will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of its interest in Joint Researcher Improvements other than assignment of joint interest therein to Company and license of Licensor’s rights therein to Company as set forth herein, except for licenses expressly permitted under Section 14.4.(b).

(c)    Other Inventions. This Agreement does not grant Company any right, title and interest in any of Licensor’s inventions or results that are not included within Licensed Technology or Joint Researcher Improvement provided that Licensor will not enforce any patents or other rights in respect of such inventions or results against Company, its Affiliates, Sublicensees or their direct or indirect collaborators, licensees or the successors or assigns of any of the foregoing and will include a comparable restrictions in all third party agreements pursuant to which TCRL-related technology may be licensed or sold. Except for the rights granted to Company in respect of Licensed Technology and Joint Researcher Improvement, nothing in this Agreement shall be construed to confer any ownership interest or license rights upon the Company by implication, estoppel or otherwise as to any technology, intellectual property rights, products or materials of Licensor or the Technion.

(d)    Disclosure; Transfer of Materials. Licensor and Researcher shall ensure that Researcher shall provide Company with reasonably prompt and full written disclosure of Researcher Improvements and Joint Researcher Improvements as soon as is reasonably practical following discovery or creation thereof together with all reasonably related materials.

4.2    Company Inventions. All rights, title and interest in and to any and all improvements, developments or inventions that were or are made, arrived at or discovered by or on behalf of Company, its Affiliates or Sublicensees, including, without limitation, improvements to Licensed Technology or to Joint Researcher Improvements, (other than matter created by or under the supervision of Researcher at the Technion or in his laboratory at Technion and included within the definitions of Researcher Improvements licensed to the Company), are and shall be owned solely and exclusively by Company, including without limitation those relating to TCRL, Licensed Technology, Joint Researcher Improvements or arising from the license of the Licensed Technology hereunder. Without limitation of the foregoing, Licensor acknowledges and agrees that any inventions, results or other matter created by Researcher in the course of providing services to Company prior to or following the Execution Date (other than matter created by or under the supervision of Researcher at the Technion or in his laboratory at Technion and included within the definitions of Researcher Improvements or Joint Researcher Improvements) shall be the sole property of Company; without derogating from the other terms of this Agreement, with respect to inventions, results or other matter that is owned by the Company pursuant to this Agreement, Licensor, on behalf of itself, Technion and their Affiliates irrevocably waives any claims that inventions, results or other matter created by [***] in the context of performing services under the Consulting Agreement are owned by Licensor, Technion or its Affiliates. Researcher shall not utilize Technion facilities or personnel in connection with activities on behalf of Company unless a research arrangement between Technion and Company is in place. Researcher shall not utilize third party intellectual property or materials in connection with activities contemplated hereunder without Company’s prior written consent. The parties acknowledge that notwithstanding anything to the contrary herein, the inventions set forth on Exhibit B (which represents a non-exhaustive list of certain inventions owned by the Company) are owned solely by Company and Licensor has no interest therein. Inventions owned by Company may be exploited, commercialized and transferred without any obligation to Licensor except as expressly set forth in this Agreement with respect to Joint Researcher Improvements. For clarity, where products which incorporate Company Inventions fall within the definition of Licensed Products, the provisions herein applicable to Licensed Products shall apply. For clarity, but without derogating from the previous sentence, it is acknowledged that Company will develop and commercialize products (including, without limitation, products that incorporate Company Inventions) which products not fall within the definition of Licensed Products. Notwithstanding anything to the contrary herein, Company shall have no payment or other obligations to Licensor or Technion with respect to products that are not Licensed Products.

5.    License Grant.

5.1.    License.

(a)    Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Company and its Subsidiaries:

(i)

an exclusive, perpetual (subject to termination only in accordance with the terms and conditions in Section 14, below) worldwide, royalty-bearing license, assignable (subject to Section 15.9), with the right to sub-license (in accordance with Section 5.2 below) under Licensor’s rights in the Licensed Technology to make any and all uses of the Licensed Technology, including, without limitation, the right to use the Licensed Technology for research and development, to commercialize the Licensed Technology in any manner, to research, have researched, develop, have developed, manufacture, have manufactured, use, market, distribute, offer for sale, sell, have sold, export and import Licensed Products and/or provide services relating thereto, (the “License”). Notwithstanding the foregoing, solely with respect to the patents and patent applications set forth below (“Licensor Reference 567 Patents”), the License shall be exclusive only with respect to use in connection with TCRL and Licensor reserves the right to license the Licensor Reference 567 Patents to third parties with respect to all other uses:

SINGLE CHAIN CLASS I MAJOR HISTOCOMPATIBILITY COMPLEXES
Our Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Next Action	Status	Assignee Inventor
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

For purposes of this subsection, the term “exclusive” means that Licensor shall not itself nor shall it grant licenses or rights to any third party to engage in any of the foregoing except under Licensor’s reserved academic research rights under paragraph (b) below. Licensor will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of Licensed Technology other than as may be expressly permitted herein.

(ii)    an exclusive, perpetual (subject to termination only in accordance with the terms and conditions in Section 14.4(b), below) worldwide, royalty-bearing, assignable, freely sublicensable license under Licensor’s interest in Joint Researcher Improvements to make any and all uses of the Joint Researcher Improvements, including, without limitation, the right to use the Joint Researcher Improvements for research and development, to commercialize the Joint Researcher Improvements in any manner, to research, have researched, develop, have developed, manufacture, have manufactured, use, market, distribute, offer for sale, sell, have sold, export and import Licensed Products and/or provide services relating thereto. For purposes of this subsection, the term “exclusive” means that Licensor shall not itself nor shall it grant licenses or rights to any third party to engage in any of the foregoing except under Licensor’s reserved academic research rights under paragraph (b) below. Licensor will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of its interest in the Joint Researcher Improvements.

(b)    Notwithstanding subsection (a) above, Technion shall have the right to make non-commercial, academic use of the Licensed Technology and Joint Researcher Improvements alone or with other academic institutions solely for educational and non-commercial research purposes, including to obtain funding from non-commercial third parties (“Academic Research”); For the removal of doubt, Licensor shall not, and shall ensure that Technion shall not, obtain funding for Academic Research from any party or participate in Academic Research with other academic institutions on terms that (i) give such party any rights to the Licensed Technology or Joint Researcher Improvements that are inconsistent with the rights granted to Company hereunder, or (ii) limit in any manner the scope or terms of the license and rights granted to Company hereunder. This subsection (b) shall not be construed as Company’s consent to academic collaborations between [***] and academic institutions other than Technion where [***] has undertaken under the Consulting Agreement not to engage in such inter-academic collaborations without Company’s consent.

5.2.    Sublicenses.

(a)    Sublicense Grant. Company shall be entitled to grant Sublicenses or other rights to Affiliates or third parties under the License subject to the terms of this Section 5.2. During the Royalty Term for the applicable Licensed Technology, such Sublicenses shall be made only for consideration and in bona fide arm’s length-equivalent transactions.

(b)    Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and subject and subordinate to the terms and conditions of this Agreement. Each such sublicense agreement shall contain, among other things, provisions to the following effect: All provisions necessary to ensure Company’s ability to perform its obligations under this Agreement, including its obligations under Sections 7 and 8 hereof. In the event of termination of the License (in whole or in part - e.g. termination in a particular country), any existing agreements that contain a Sublicense of, or other grant of right with respect to, Licensed Technology shall terminate to the extent of such Sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of such Sublicense agreement with Company or this Agreement such that Company would have the right to terminate such Sublicense or Licensor would have the right to terminate this Agreement under Section 14.3(b)(i) (Material Breach), Licensor shall be obligated, at the request of such Sublicensee, to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement, and provided further that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement. The Sublicensee shall be entitled to further Sublicense its rights under such Sublicense agreement provided that any such Sublicense granted by a Sublicensee shall comply with the terms of this Section 5.2.

(c)    Delivery of Sublicense Agreement. Company shall furnish Licensor with a fully executed copy of any such Sublicense agreement, promptly after (and in no event more than [***] following) its execution and shall ensure that any Sublicensee who further Sublicenses its rights (to the extent permitted hereunder) furnishes Company (and Company will provide Licensor) with a fully executed copy of any such Sublicense agreement, promptly after its execution; provided, however, that the Sublicense agreement may be redacted to the extent that it contains terms unrelated to the Licensed Technology or Company’s payment obligations to Licensor hereunder. In addition, Company shall provide Licensor with copies of any amendments, as well as side letters that are pertinent to an accounting of Company’s obligations under this Agreement and shall provide Licensor with written notice of any consideration received by Company for such Sublicense, including without limitation cash, stock or other form of payment and transfer to Licensor the required consideration in accordance with the terms hereof.

(d)    Breach by Sublicensee. Company undertakes to take all actions reasonably necessary to enforce its material rights under its agreements with Sublicensees and shall use commercially reasonable efforts to ensure that Sublicensees which grant further Sublicenses take all actions reasonably necessary to enforce their rights under such further Sublicense agreements. Any act or omission by a Sublicensee, which would have constituted a breach of this Agreement had it been an act or omission by Company, shall constitute a breach of this Agreement by the Company; provided, however, that to the extent applicable, any such breach shall be subject to a cure period consistent with the terms of this Agreement.

6.    Diligence. Company shall use Commercially Reasonable Efforts, and shall cause its Sublicensees to use their Commercially Reasonable Efforts to develop at least one Licensed Product. Subject to Section 15.10 (Force Majeure), if prior to development of the first Licensed Product the Company for a consecutive eighteen (18) month period fails to use Commercially Reasonable Efforts to discover or develop at least one Licensed Product, Licensor shall have the right at its sole discretion, to convert the License to a non-exclusive license, subject to existing third party rights granted by Company to third parties.

7.    Consideration for Grant of License

In consideration for the rights and licenses granted to Company under this Agreement, Company shall pay to Licensor the following amounts:

7.1    Royalty Arrangements.

(a)    Royalty Rate.

(i)    During the Royalty Period (as defined below), in the event that Company itself or an Affiliate of Company will sell Licensed Products under the license, Company shall pay Licensor [***] of Company’s or its Subsidiaries’ Net Sales.

(ii)    Notwithstanding subsection (i), where a Licensed Product is claimed by a Valid Claim and only until the expiration of the last Valid Claim claiming such Licensed Product, the royalty rate applicable to such Licensed Product during such period shall [***] of Company’s or its Subsidiaries’ Net Sales, and during such period such royalty shall not be reduced in the manner set forth under subclause (v) below (Time Based Reduction of Royalty Rate). Following issuance of a Valid Claim under a patent application, Company shall pay the difference between royalties paid under subclause (i) and this subclause (ii) for the period between filing of such claim and the date of issuance of the patent which includes such claim. For clarity, where a Licensed Product falling under subsection (i) is bundled with a Licensed Product falling under subsection (ii), the royalty under subsection (ii) shall be applied only to that portion of the Net Sales attributed to the Licensed Product falling under subsection (ii), calculated by reference to the average sale prices of such Licensed Products on a stand-alone basis in such country.

(iii)    For clarity, at any point in time the royalty rate applicable to a Licensed Product shall be either as set forth in subsection (i) or subsection (ii) above, and in no event shall the applicable royalty rate exceed [***] of Company or its Subsidiaries’ Net Sales.

(iv)    Reduction of Royalty Rate Following M&A. Upon the consummation of an M&A Transaction (in a single or series of transactions,) having an aggregate value of more than [***], the applicable royalty rates for purposes of subclauseses (i) and (ii) above shall be adjusted as follows:

(x)    with respect to Licensed Products conceived and reduced to practice (as determined in accordance with United States patent laws) prior to the closing of the M&A Transaction referenced above, the royalty rates then in effect for purposes of subclauses (i) and (ii) above shall be [***].

(y)    with respect to Licensed Products conceived and reduced to practice (as determined in accordance with United States patent laws) following the closing of the M&A Transaction referenced above, the royalty rates then in effect for purposes of subclauses (i) and (ii) above shall be [***].

For clarity, contingent payments or other consideration due post-closing in connection with an M&A Transaction are included in the calculation of the value of the transaction effective as of the closing of the transaction.

(v)    Time Based Reduction of Royalty Rate. Commencing as of the later of (i) [***] of First Commercial Sale of the first Licensed Product or (ii) January 1, 2030 the royalty rate then in effect shall [***].

(vi)    (vi) With the exception of reductions pursuant to Sections 7.1(d) (Generics), 7.3(a) (Third Party Payments) and 7.3(b) (Royalty Cessation), and adjustments for Combination Products, the royalty rate following reductions under subclauses (iv) or (v) above shall [***] of Company’s or its Subsidiaries’ Net Sales.

(b)    Royalty Period. The royalty set forth in this Section 7 shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, [***] from the date of the First Commercial Sale of such Licensed Product in such country, provided that only where a Licensed Product is covered by a Valid Claim in the country in which it is sold, the royalty term applicable to sales of such Licensed Product in such country shall be the longer of (i) [***] from the date of the First Commercial Sale of such Licensed Product in such country and (ii) expiration of the last to expire Valid Claim claiming such Licensed Product in such country. The applicable period set forth above shall be the “Royalty Term”.

(c)    Adjustment of Net Sales for Combination Products. For purposes of determining royalty payments on sales of Combination Products, “Net Sales” shall be adjusted by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: “A” is the average sale price of the Licensed Product contained in the Combination Product when sold separately by Company or its Subsidiary in such country; and “B” is the average sale price of the other Additional Ingredients included in the Combination Product when sold separately by its supplier in such country, in each case during the applicable royalty reporting period or if sales of both the Licensed Product and/or other Additional Ingredients did not occur in such country during such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other Additional Ingredients included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/(C+D) where “C” is the fair market value of the Licensed Product and “D” is the fair market value of all other Additional Ingredients included in the Combination Product. In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Licensed Product and all other Additional Ingredients included in the Combination Product. Notwithstanding the foregoing, no adjustment of Net Sales shall be made pursuant to this subsection where the Company obtained a license to such Additional Ingredient under a cross-license and where the sole consideration paid by Company for the license to use the Additional Ingredient was a sublicense of rights in Licensed Technology.

(d)    Generics adjustment. Notwithstanding the foregoing, if at any time a Generic Product is commercialized and distributed in any particular country by a third party unaffiliated with the Company, its Subsidiaries or a Sublicensee holding license rights in such country, then no royalties shall be due hereunder with respect to Net Sales for such country. “Generic Product” shall mean on a country-by-country basis, a product (i) having the same composition of matter as the Licensed Product or (ii) which has a marketing approval as a generic product by the Regulatory Agency in such country and, with respect to both (i) and (ii), which could not have been sold or with respect to which a license would have been required to be obtained from Company, if patent or other exclusivity rights covering the Licensed Product would have been in full force and effect.

7.2.    Sublicense Receipts. Company shall pay Licensor a share of Sublicense Receipts as follows:

(i)    For sublicenses granted prior to IND filing for such Licensed Product: [***] of Sublicense Receipts; or

(ii)    For sublicenses granted after IND filing for such Licensed Product [***] of Sublicense Receipts; or

(iv)    For sublicenses granted after Regulatory Approval of the first Licensed [***] of Sublicense Receipts;

provided, however, that other than pursuant to subsection 7.3(a)(Third Party Payments) and (b)(Royalty Cessation), Sublicensing Receipts paid to Licensor for any period during the royalty term under sublicenses shall [***] of the applicable Sublicensee’s net sales (as defined in the Sublicense agreement) for such period.

7.3    Adjustments. Sections 7.1 and 7.2 are subject to the following adjustments:

(a)    Third-Party Payments. Amounts due to Licensor under this Agreement (including without limitation Section 7.1 (Royalty Arrangements) and 7.2 (Sublicense Receipts)) shall be reduced as follows:

(i)    In the event that:

(1)    Company or its Affiliates is required (pursuant to court or arbitration order, settlement or under the advice of patent counsel) to make payments to one or more third parties to obtain a license from such third party(ies) in order to legally practice the Licensed Technology or Joint Researcher Improvements in a particular country as a result of a claim that the Licensed Patent Rights or Joint Researcher Improvement Patent Rights infringe third parties intellectual property rights, or

(2)    Company is required (pursuant to court or arbitration order, settlement or under the advice of patent counsel) to make payments to one or more third parties arising from or relating to a failure of a representation or warranty of Licensor under Section 12.1 hereunder at any time to be true and correct, or

(3)    Company makes makes payments to the [***] mice in connection with Licensed Technology, Company Inventions or activities undertaken by or on behalf of Company pursuant to this Agreement.

Company may offset 100% of such third-party payments against payments that are due to Licensor under this Agreement. In the event a third party claims an ownership interest in Licensed Technology or Joint Researcher Improvements, or a third party makes an allegation which, if correct, would result in the failure of any representation or warranty under Section 12.1 hereunder at any time to be true and correct, and in the opinion of counsel Company may be required to make payments to such third party, then upon such allegation or claim and until such time as such claim or allegation is finally resolved Company shall have the right to deposit amounts due to Licensor hereunder into an escrow account pending resolution of such claim or allegation, such amounts to be used in the event payment is required to be made to such third party (provided that such right shall not apply to amounts which, in the opinion of counsel, exceed the potential liability to third parties).

(ii)    In the event that other than pursuant to subsection (i) above Company or its Affiliates makes payments (including, without limitation, milestone payments, royalties or other license fees) to third parties in respect of intellectual property incorporated or used in connection with Licensed Products, Company shall have the right to deduct from amounts due to Licensor under this Agreement the following amounts:

(x)    for licenses relating to a Licensed Product or its use (including, without limitation, [***] paid by Company to such third party, provided however that in no event shall the amounts due to Licensor during any Calendar Quarter be reduced under this subsection to [***] of Company’s Net Sales for such Calendar Quarter.

(y) for all other licenses (including, without limitation, screening technologies or research tools), [***] of the amounts actually paid by Company to such third party; provided, however, that in no event shall the amounts due to Licensor from the Company be reduced under this subsection to less than the greater of (i) [***] of amounts due to Licensor prior to deductions under this subparagraph in any Calendar Quarter.

(iii)    Any amount that Licensee is entitled to deduct that exceeds amounts currently due to Technion or is reduced by the limitation on the deduction may be carried forward (subject to the floor referred to under subsection (ii) above) and Company may deduct such amount from subsequent amounts due to Licensor until the full amount that Company was entitled to deduct is deducted.

(b)    Royalty Cessation. On a country-by-country and Licensed Product-by-Licensed Product basis, where:

(i)    a Licensed Product was conceived and reduced to practice (as determined in accordance with United States patent law) following the Royalty Cessation Date; and

(ii)    as of the date on which payments under Section 7.1 (Royalty Arrangements) and Section 7.2 (Sublicense Receipts) are due pursuant to Section 8.1(b) (Payment) with respect to sales of such Licensed Product, such Licensed Product is not covered by a Valid Claim in the country in which it is sold;

then no payments shall be due to Licensor hereunder with respect to such Licensed Products (including, without limitation, under Section 7.1 (Royalty Arrangements) and Section 7.2 (Sublicense Receipts)) and Company shall have a fully paid-up, worldwide license (with the right to grant sublicenses) under the Licensed Technology and Joint Researcher Improvements to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to such Licensed Products. In addition, on a product by product basis, where the first Regulatory Approval for such Licensed Product occurs subsequent to January 1, 2035, no further payments are due in respect of such Licensed Product(including, without limitation, under Section 7.1 (Royalty Arrangements) and Section 7.2 (Sublicense Receipts)) and Company shall have a fully paid-up, worldwide license (with the right to grant sublicenses) under the Licensed Technology and Joint Researcher Improvements to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to such Licensed Products.

8.    Reports; Payments; Records.

8.1.    Reports and Payments.

(a)    Quarterly Reports. Within [***] after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Company or an Subsidiary of Company first receives Net Sales or Sublicense Receipts, Company shall deliver to Licensor a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

(i)    the number of units of Licensed Products sold by Company and its Subsidiary for the applicable Calendar Quarter, in each country for the applicable Calendar Quarter;

(ii)    the gross amount and other consideration received for the Licensed Product sold or leased or otherwise transferred by Company and its Subsidiaries in each country during the applicable Calendar Quarter;

(iii)    a calculation of Net Sales for the applicable Calendar Quarter, in each country and for each selling entity including a listing of applicable deductions and a calculation of the amount payable to Licensor thereon;

(iv)    the total amount payable to Licensor in U.S. dollars on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

(v)    a calculation of any Sublicense Receipts received during the applicable Calendar Quarter and the amount payable to Licensor with respect thereto.

If no amounts are due to Licensor for any Calendar Quarter, the report shall so state.

(b)    Payment. Concurrent with the delivery of each report delivered pursuant to Section 8.1(a), Company shall remit to Licensor all amounts due with respect to Net Sales and Sublicense Receipts for the applicable Calendar Quarter.

8.2.    Payments Currency. All payments due under this Agreement shall be payable in United States dollars or in the currency in which they were received, at the election of Company, provided that amounts that were received in euro, Israeli shekels, and pounds sterling shall be paid in the currency in which they were received. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange charges.

8.3.    Records. Company shall maintain, and shall cause its relevant Subsidiaries and Sublicensees to maintain, complete and accurate records of Licensed Products and Combination Products that are made, used, leased, marketed, sold or otherwise transferred under this Agreement, any amounts payable to Licensor in relation to such Licensed Products and all Sublicense Receipts received by Company and its Subsidiaries, which records shall include a country-by-country breakdown and contain sufficient information to permit Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section 8.1(a). The relevant party shall retain such records relating to a given Calendar Quarter for at least [***] after the conclusion of that Calendar Quarter. During such three [***], Licensor shall have the right, at Licensor’s expense, to cause an independent, certified public accountant who is bound by a suitable confidentiality arrangement with Company, to inspect Company’s and the relevant Subsidiaries’ records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Licensor or any third party any information gained during the course of such inspection, except that such accountant may disclose to Licensor and Company information gained during the course of such inspection relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment [***] after the accountant delivers the results of the audit. In the event that any audit performed under this subsection reveals an underpayment in excess of [***] in any calendar year, the audited party shall bear the full cost of such audit. Licensor may exercise their rights under this subsection only once every year per audited party and only with reasonable prior notice to the audited party. Company shall cause its relevant Subsidiaries and Sublicensees to fully comply with the terms of this subsection.

8.4.    Certified Report. Company shall furnish Licensor, and shall cause its Subsidiaries who make, use, market or sell Licensed Products to furnish Licensor, within [***] after the end of each calendar year, commencing at the end of the calendar year of the First Commercial Sale of a Licensed Product, with that portion of the financial statements of such entity, certified by an independent certified public accountant, which relates directly to Net Revenues or Sublicense Receipts in respect to the previous calendar year.

8.5.    Late Payments. Any payments to be paid under this Agreement that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual interest, compounded monthly, equal to [***] above the London Interbank Offer Rate

(LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment. Payment of such interest by the Company shall not limit, in any way, Licensor’s right to exercise any other remedies Licensor may have as a consequence of the lateness of any payment.

8.6.    Payment Method. Each payment due to Licensor under this Agreement shall be made by wire transfer of funds to Licensor’s accounts in accordance with written instructions provided by Licensor and marked so as to refer to this Agreement.

8.7.    Withholding and Similar Taxes.    All amounts to be paid to Licensor pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, provided that if provision is made in law or regulation for withholding, such tax shall be deducted by Company from the sums otherwise payable by it hereunder for payment to the proper taxing authority on behalf of Licensor and a receipt of payment of the tax secured and promptly delivered to Licensor. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

9.    Patent Filing, Prosecution and Maintenance.

9.1    Patent Rights. The Company shall, in consultation with Licensor, be responsible for and control the preparation, filing, prosecution, protection and maintenance of all patents and patent applications within the Licensed Technology and Joint Researcher Improvement Patent Rights at its own expense using an independent patent firm or firms as shall be mutually agreed upon by Licensor and the Company. Notwithstanding the foregoing, Licensor shall bear [***] of patent-related costs and expenses (including, without limitation, fees of patent counsel) relating to Licensor Reference [***] Patents. The Company shall (a) instruct such patent counsel to furnish Licensor with copies of all correspondence relating to such patent rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensor to review and comment on each such response; (b) give Licensor an opportunity to review the text of each patent application before filing; (c) consult with Licensor with respect thereto; (d) supply Licensor with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensor advised of the status of actual and prospective patent filings. The Company shall give Licensor the opportunity to provide comments on and make requests of the Company concerning the preparation, filing, prosecution, protection and maintenance of patents and patent applications within the Licensed Technology and Joint Researcher Improvement Patent Rights, and shall consider such comments and requests in good faith.

9.2    Abandonment. Should Company decide that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any patent application or patent within the Licensed Technology or Joint Researcher Improvement Patent Rights in any country (each, an “Abandoned Patent Right”), Company shall provide the Licensor with prompt written notice of such election but in any event at [***] prior to the applicable deadline for the filing of an application or responding to an office action in such country, specifying the country(ies) with respect to which it shall no longer pay for such Abandoned Patent Rights. Upon receipt of such notice by Licensor, Company shall be released from its obligations pursuant to Section 9.1 hereof with respect to such Abandoned Patent Right, provided, however, that the Company shall remain responsible for expenses incurred prior to the receipt by Licensor of such notice.

9.3    Effect of Abandonment. In the event of Company’s abandonment of any patent application or patent as described in subsection 9.2 above, (“Abandoned Patent Rights”), any license granted to Company hereunder with respect to such Abandoned Patent Rights shall automatically terminate and such Abandoned Patent Rights will no longer be deemed Licensed Technology or Joint Researcher Improvements for purposes of the License. Licensor shall then be free, without further notice or obligation to Company, to grant rights in and to such Abandoned Patent Right to third parties, subject to Company’s other rights under this Agreement.

9.4.    No Warranty. Nothing contained herein shall be deemed to be a warranty by any of the parties that they can or will be able to obtain patents on patent applications included in the Licensed Patent Rights or Joint Researcher Improvement Patent Rights, or that any of the Licensed Patent Rights or Joint Researcher Improvement Patent Rights will afford adequate or commercially worthwhile protection.

9.5.    Company Patents. For clarity, Company shall have full and complete discretion in respect of patenting activities with respect to patenting activities in respect of inventions owned by the Company.

10.    Confidential Information

10.1.    Confidentiality.

(a)    Licensor Confidential Information. Company agrees that, without the prior written consent of Licensor in each case, during and following the term of this Agreement it will keep confidential, and not disclose or use Licensor Confidential Information (as defined below) other than for the purposes of this Agreement. Company shall treat such Licensor Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Company may disclose the Licensor Confidential Information only (a) to employees and consultants of Company or of its Affiliates or Sublicensees who have a “need to know’’ such information in order to enable Company to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement and (b) to actual and potential business partners, collaborators, investors, acquirers, contractors, service providers and consultants, provided, in each case, that such recipient of Confidential Information first enters into a legally binding agreement with Company which imposes confidentiality and non-use obligations with respect to Confidential Information comparable to those set forth in this Agreement. For purposes of this Agreement, “Licensor Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Licensor, Technion or any of their employees, researchers or students to Company, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Company at the time it was disclosed, other than by previous disclosure by or on behalf of Licensor, Technion or any of their employees, researchers to students; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Company by a third party who is not subject to obligations of confidentiality to Licensor, or Technion with respect to such information; or (iv) is independently developed by Company without the use of or reference to the Licensor Confidential Information.

(b)    Company Confidential Information. Licensor agrees that, without the prior written consent of Company in each case, during and following the term of this Agreement it will keep confidential, and not disclose or use Company Confidential Information (as defined below) other than for the purposes of this Agreement. Licensor shall treat such Company Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Licensor may disclose the Company Confidential Information only to employees and consultants of Licensor or of its Affiliates who have a “need to know” such information in order to enable Licensor to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Company Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Company, including without limitation pursuant to Section 8 of this Agreement, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Licensor at the time it was disclosed, other than by previous disclosure by or on behalf of Company specifically excluding information disclosed to Licensor by Researcher; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Licensor by a third party who is not subject to obligations of confidentiality to Company with respect to such information; (iv) is independently developed by Licensor without the use of or reference to the Company Confidential Information; or (v) is required to be disclosed by Licensor pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency of competent jurisdiction or as otherwise required by law (provided that, in such case, Licensor shall notify the Company promptly upon receipt thereof to give the Company the opportunity to seek a protective order or other similar order with respect to such information).

(c)    Disclosure of Agreement. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, as well as to sublicensees and prospective and current investors or acquirers, pursuant to appropriate non-disclosure arrangements. If a party discloses this Agreement or any of the terms hereof in accordance with this subsection, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

(d)    Publicity. Except as expressly permitted under subsection (c) above, no party will make any public announcement regarding this Agreement without the prior written approval of the other party.

11.    Patent Infringement.

11.1.    Enforcement of Patent Rights.

(a)    Notice. In the event either party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Licensed Technology or Joint Researcher Improvements (collectively, an “Infringement”), such party shall promptly notify the other party and provide it with details regarding such Infringement.

(b)    Suit by Company. Company shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Where such litigation involves defending validity and/or enforceability of Licensor Patent Rights, Licensor may elect to appoint its own counsel (at its own expense) to liaise with Company’s counsel with respect to such defense, and the Company shall not concede the validity or enforceability of Licensor’s Patent Rights without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. The expenses of such suit or suits that Company elects to bring, including any expenses of Licensor incurred at Company’s request in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Company and Company shall hold Licensor free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. In the event Company exercises its right to sue pursuant to this subsection (b), it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including attorney’s fees, involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensor shall receive such percentage of such remaining amounts equal to the applicable adjusted Sublicense Receipts payments rate in effect with respect to the relevant Licensed Product at the time of recovery and the remaining percentage of such funds shall be retained by Company.

(c)    Suit by Licensor. If Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section (b) above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] after receipt of notice to Company by Licensor of the existence of an Infringement, Licensor may elect to do so. The expenses of such suit or suits that Licensor elects to bring, including any expenses of Company incurred at Licensor request in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensor and Licensor shall hold Company free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. In the event Licensor exercise its right to sue pursuant to this subsection, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Company shall receive such percentage of such remaining amounts equal to the applicable Sublicense Receipts payments rate in effect with respect to the relevant Licensed Product at the time of recovery and the remaining percentage of such funds shall be retained by Licensor.

(d)    Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this section by the other party for Infringement.

(e)    Cooperation. Each party agrees to cooperate fully in any action under this section which is controlled by another party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

(f)    Standing. If a party lacks standing and another party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If a party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

11.2.    Legal Action against a Party. Each Party will provide the others with prompt notice of any action, suit or proceeding brought against it, alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation, or offer for sale of or otherwise due to the use or practice of the Licensed Technology or Joint Researcher Improvements.

12.    Warranties; Limitation of Liability.

12.1.    Representations and Warranties. Licensor hereby represents and warrants to the Company that (i) it is the registered owner of the Licensed Patent Rights listed in Exhibit A, Licensor has the right to grant the licenses contemplated hereunder free and clear of any rights or claims of any third party, and Licensed Technology and Licensor’s interest in Joint Researcher Improvements may be exploited in the manner permitted herein without any obligation or liability of the Company or its Affiliates; (ii) neither Licensor nor Technion has granted or will grant any rights in or to Licensed Technology, or Joint Researcher Improvement which are inconsistent with the rights granted to Company under this Agreement; (iii) the provisions of this Agreement, and the execution and delivery of this Agreement and performance by Licensor and Technion hereunder will not violate any provision of applicable law or conflict with, result in or constitute the material breach of any of the terms or conditions of, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval or waiver by any party under any agreement or instrument to which Licensor or Technion are parties or by which they are or will be bound; (iv) no consent of any party or governmental entity is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor or Technion of the transactions contemplated hereby; (v) with respect to prior agreements granting third parties rights in Licensed Technology (“Former License Agreement”), there are no surviving obligations under any of the Former License Agreements that would, in any manner, impact or affect rights granted to the Company pursuant to this Agreement, and there are no claims pending or threatened by third parties under any of the Farmer License Agreements that would in any manner impact or affect rights granted the Company hereunder and there is no reason to expect the same; (vi) no technology owned by any party other than Licensor will be provided or licensed to Company under this Agreement; (vii) the Licensor and Technion have not entered and will not enter into any agreement pursuant to which any party has ownership, license or other rights in or to Company Inventions and Licensor or Technion have not used third party materials in a manner that would vest third parties with right in or claims with respect to Company Inventions; and (viii) except as stated in Schedule of 12.1 attached hereto, it has no actual knowledge as of the date hereof of any legal suit or proceeding by a third party against Licensor or Technion contesting the ownership or validity of the Licensed Patent Rights, or claiming that the practice of the Licensed Patent Rights or Company Inventions in the manner contemplated by this Agreement would infringe the rights of such third party and will promptly notify Company of any future such suit, proceeding or claim of which it becomes aware.

12.2.    Compliance with Law. Company warrants that it will comply with, and shall ensure that its Subsidiaries and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, the Company represents and warrants that it will comply with all applicable export control laws and regulations.

12.3.    No Warranty. Licensor makes no warranties whatsoever as to the commercial or scientific value of the Licensed Technology or Joint Researcher Improvements. Except as otherwise expressly set forth in this Agreement (including without limitation Section 12.1), Licensor makes no representation that the manufacture, use or sale of the Licensed Technology, Joint Researcher Improvements or any Licensed Product, or any element thereof, will not infringe the patent or proprietary rights of any third party. Except as otherwise expressly provided in Section 12.1, no party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and non-infringement with respect to any and all of the foregoing.

12.4.    Limitation of Liability. Notwithstanding anything else in this Agreement or otherwise, neither Licensor nor Company nor any of their Affiliates will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits of such entities (provided that the provisions of Section 7.3.(a)(i) shall apply with respect to any third parties’ indirect, incidental, consequential or punitive damages or lost profits with respect to which Company is required to make payments) or (ii) cost of procurement of substitute goods, technology or services. Licensor’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the aggregate amounts paid to Licensor under this Agreement. Notwithstanding the foregoing, Company may set off amounts due from Licensor hereunder (including, without limitation, in connection with Licensor’s breach of any term hereof or any representation or warranty herein) in excess of such limitation from amounts subsequently due by Company to Licensor, and any amount that Company is entitled to deduct that is reduced by the limitation may be carried forward and Company may deduct such amount from subsequent amounts due to Licensor until the full amount that Company was entitled to deduct is deducted.

13.    Indemnification.

13.1    Indemnity. Company shall indemnify, defend, and hold harmless Licensor, Technion, the Researcher and their respective governors, directors, officers, employees, students and agents and their respective successors, heirs and assigns (the “Licensor lndemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Licensor Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) to the extent arising out of a third party claim that the development, use, manufacture, promotion, sale or other disposition of Licensed Technology or Licensed Products by the Company its Subsidiaries and Sublicensees, infringes upon such third party’s intellectual property rights, except to the extent such Claim relates to or results from a breach of a representation or warranty by Licensor hereunder or from the negligence or willful misconduct of any Indemnified Party. The foregoing indemnification undertaking shall extend, without limitation, to product liability claims and damages, and to claims, demands, liabilities, losses, costs and expenses attributed to death, personal injury or property damage, or to penalties imposed on account of the violation of any law, regulations or governmental requirement, or any other theory of liability.

13.2.    Procedures. If any Licensor Indemnitee receives notice of any Claim, such Licensor Indemnitee shall, as promptly as is reasonably possible, give Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of Company to respond to or to defend the Licensor Indemnitee against such Claim. Licensor and Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Company shall, upon its acknowledgment in writing of its obligation to indemnify the Licensor Indemnitee, be entitled to and shall assume the defense or represent the interests of the Licensor Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Licensor Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost. Nothing herein shall prevent the Licensor Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

13.3.    Insurance. Commencing upon the first clinical trial in humans, Company shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Licensor Indemnitees consistent with industry standards. Company shall provide Licensor, upon request, with written evidence of such insurance and include Licensor as a beneficiary under such insurance policy. The Company shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which the Company continues to make, use, or sell Licensed Products, and thereafter for a [***] and shall be relieved of the obligation to maintain such insurance where a Sublicensee maintains such reasonably adequate insurance.

14.    Term and Termination.

14.1.    Term. The term of this Agreement shall commence on the Execution Date and, unless earlier terminated as provided in this Section 14, shall continue in full force and effect on a Licensed Product-by-Licensed Product country-by-country basis until the expiration of the Royalty Term with respect to such Licensed Product in such country.

14.2.    Effect of Expiration. Following the expiration of this Agreement pursuant to on a Licensed Product-by-Licensed Product and country-by-country basis (and provided the Agreement has not been earlier terminated pursuant to Section 14.3, in which case Section 14.4(a) shall apply), Company shall have a fully paid-up, exclusive worldwide license (with the right to grant sublicenses) under the Licensed Technology and Licensor’s interest in Joint Researcher Improvements to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to such Licensed Products.

14.3.    Termination.

(a)    Termination without Cause. Company may terminate this Agreement upon [***] prior written notice to Licensor.

(b)    Termination for Default.

(i)    Material Breach. In the event that Company commits a material breach of its obligations under this Agreement and fails to cure that breach [***] after receiving written notice thereof from Licensor, Licensor may terminate this Agreement immediately upon written notice to Company. In the event that Licensor commits a material breach of its obligations under this Agreement and fails to cure that breach [***] after receiving written notice thereof from Company, Company may terminate this Agreement immediately upon written notice to Licensor. Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and the breaching party uses diligent good faith efforts to cure such breach, the stated period will be extended (one time for each breach) by an additional [***].

(ii)    Bankruptcy. Either Company or Licensor may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed [***], or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business. Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed or Company has entered into a settlement with its creditors and Company is otherwise meeting its obligations pursuant to this Agreement, Licensor shall not be entitled to terminate this Agreement as contemplated hereunder during such period. For purposes of the preceding sentence, Licensed Technology and each Joint Researcher Improvement shall be treated separately and Licensor shall not be entitled to terminate Company’s exclusive rights in a Joint Researcher Improvement where Company is otherwise meeting its obligations pursuant to this Agreement with respect to such Joint Researcher Improvement.

14.4.    Effect of Termination.

(a)    Termination of Rights. Upon termination of this Agreement by Company or by Licensor under Section 14.3, (a) the rights and licenses granted to Company under the License shall terminate; (b) all rights in and to the Licensed Technology shall revert to Licensor and Company shall not be entitled to make any further use whatsoever of the Licensed Technology and (c) any existing agreements that contain a sublicense of the Licensed Technology shall terminate to the extent of such sublicense; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, Licensor shall be obligated, at the request of such Sublicensee (who is not then in breach of the Sublicense agreement such that the Company would have the right to terminate such Sublicense agreement), to enter into a new license agreement directly with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement.

(b)    Notwithstanding anything to the contrary set forth herein, for purposes of Section 14, (i) Company’s activities in relation to each Joint Researcher Improvement shall be considered separately from Company’s activities in relation to other Joint Researcher Improvements and Licensed Technology, (ii) a breach of Company’s obligations with respect to Licensed Technology shall not give Licensor the right to terminate Company’s exclusive rights in Joint Researcher Improvements, and (iii) only where Company commits a material breach of its obligations in respect of a Joint Researcher Improvement under this Agreement and fails to cure such breach within [***] after receiving written notice thereof from Licensor, Licensor may terminate the exclusive license granted under Section 5.l(a)(ii) to Company in Licensor’s interest in such Joint Researcher Improvement. Following such termination Licensor and Company will each have the right to exploit such Joint Researcher Improvement with respect to which Company’s exclusive rights have been terminated and related Joint Researcher Patent Rights without any obligation or accounting to the other, provided that where prior to the date of such termination Company has granted a license in such Joint Researcher Improvement (each such a license, a “Joint Researcher Improvement Agreement”), upon termination of Company’s exclusive rights in such Joint Researcher Improvement, if the other party to the Joint Researcher Improvement Agreement is not then in breach of such Joint Researcher Improvement Agreement such that Company would have the right to terminate such Joint Researcher Improvement Agreement, Licensor shall be obligated, at the request of such party, to enter into a new agreement with such party on substantially the same terms as those contained in such Joint Researcher Improvement Agreement, and provided farther that such terms shall be amended, if necessary, to the extent required to ensure that such Joint Researcher Improvement Agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement. Following termination of Company’s exclusive rights in any Joint Researcher Improvement, the provisions of Section 9 shall remain in effect with respect to such Joint Researcher Improvement, provided that the parties shall share patenting costs and expenses. Where Licensor does not wish to pay its share of future patenting costs, the provisions of subsections 9.2 shall apply, mutatis mutandis.

(c)    Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.

(d)    Survival. The parties’ respective rights, obligations and duties under Sections 1, 2, 4, 7 (as set forth in subsections 7.3(d) and 14(c)), 10, 11, 12, 13, 14, 15, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, and outstanding payment obligations shall survive any expiration or termination of this Agreement.

15.    Miscellaneous.

15.1.    Publications. Researcher agrees, and Licensor shall use its best efforts to ensure, that no publications in writing, in scientific journals or otherwise, or presentations or other public oral disclosures relating to the Licensed Technology or Joint Researcher Improvements are published or presented, as the case may be, by Researcher or by any researcher, employee or student of the Technion, without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed. Licensor shall provide Company with a written copy of the material to be so submitted or presented, and shall allow Company to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation and to identify trade secrets or know-how the disclosure of which could be detrimental to Company or its sublicensees. Company undertakes to reply in writing to any such request for consent by Licensor [***] of application. If no response is made within this period, such consent shall be deemed to be granted. Company may only decline such an application upon reasonable grounds, which shall be detailed in writing. Should Company decide not to allow publication or presentation as provided above, [***] from the date of submission of the request to Company, in order to enable the necessary patent filings to be made. After such [***] period, the researcher, employee or student, as applicable, shall be free to publish or present the postponed publication as edited as aforesaid in any manner he or she sees fit. Where Licensor uses its best efforts as aforesaid, Licensor will bear no liability for Researcher’s failure to comply with the provisions of this section.

15.2.    Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 15.2:

If to Company:

Applied Immune Technology Ltd.

Gutwirth Industrial Park, Technion City, Haifa

32000 Israel

Attn: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Yigal Amon & Co., Law Offices

POB 69

Jerusalem, 91000

Israel

Attention: Barry Levenfeld

Fax: +972-2-623-9236

If to Licensor:

Technion Research and Development Foundation Ltd.

Technology Transfer Office

Technion City, Senate Bldg.

Technion City

Haifa 32000

Attention: Manager

With a copy (which shall not constitute notice) to:

Shibolet & Co., Advocates & Notary

4 Berkowitz Street

Museum Tower

Tel Aviv 64238, Israel

Attn.: Adv. Amir S. Iliescu

Telephone: +972-3-777-8333

Facsimile: +972-3-777-8444

Email: A.Iliescu@shibolet.com

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, three (3) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

15.3.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law and inventorship of patents, which shall be governed by United States patent laws The parties hereby consent to personal jurisdiction in Israel and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought exclusively in the competent court in Tel Aviv, Israel.

15.4.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

15.5.    Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.6.    Entire Agreement; Counterparts. This Agreement is the sole agreement with respect to the subject matter hereof among the parties hereto and except as expressly set forth herein, and with respect to obligations between the Company and [***] or an entity connected with [***], without derogating from the provisions of the Consulting Agreement, supersedes all other agreements and understandings between the parties with respect to same. Without limiting the foregoing, any research, consulting or other agreements between the Company and Technion or the Researcher signed prior to the Execution Date are hereby deemed amended to reflect the terms set forth herein. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

15.7.    Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

15.8.    No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for the other party or for any third party.

15.9.    Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its shares, or all or substantially all of the assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

15.10.    Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, regulatory delay, war, strike, riot, government regulation or intervention, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.11.    Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

15.12.    Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

15.13.    Use of Name. The Company shall not, and shall ensure that its Subsidiaries shall not, use the name or insignia of Technion or Licensor or the name of any of Technion’s or Licensor’s officers, faculty, employees, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release, without the prior written approval of Licensor. The Company shall include a similar restriction in its agreements with Sublicensees.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Technion Research and Development Foundation Ltd.

By:	/s/ Mira Peled-Kamar	By:	/s/ [Authorized Signatory]
Name:	Mira Peled-Kamar	Name:	[Authorized Signatory]
Title:	CEO	Title:	Authorized Signatory

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with the obligations applicable to me set forth herein.

/s/ [Authorized Signatory]
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